Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of AIRO Group Holdings, Inc. of our report dated March 30, 2026 relating to the consolidated financial statements, which appears in AIRO Group Holdings, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2025.

/s/ BPM LLP

San Jose, California

March 30, 2026